Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-190509 and 333-190509-01

CALCULATION OF REGISTRATION FEE

Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1), (2)

1.375% Notes due 2017	$1,100,000,000	99.883%	$1,098,713,000	$141,514.23

Guarantees of 1.375% Notes due 2017(3)	—	—	—	—

4.000% Notes due 2024	$1,000,000,000	99.332%	$993,320,000	$127,939.62

Guarantees of 4.000% Notes due 2024(3)	—	—	—	—

Floating Rate Notes due 2017	$400,000,000	100.000%	$400,000,000	$51,520.00

Guarantees of Floating Rate Notes due 2017(3)	—	—	—	—

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)
Applied against the remaining $154,331.40 of the unutilized registration fee paid with respect to securities that were previously registered pursuant to Registration Statement No. 333-172925 and were not sold thereunder.

(3)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees of Santander UK plc in connection with the guarantees.

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 9, 2013)

Abbey National Treasury Services plc

$1,100,000,000 1.375% Notes due 2017
$1,000,000,000 4.000% Notes due 2024
$400,000,000 Floating Rate Notes due 2017

fully, unconditionally and irrevocably guaranteed by

Santander UK plc

           The 1.375% Notes due March 13, 2017 which we refer to as the "2017 notes," will bear interest at a rate of 1.375% per year. The 4.000% Notes due March 13, 2024 which we refer to as the "2024 notes" and, together with the 2017 notes, the "fixed rate notes," will bear interest at a rate of 4.000% per year. We will pay interest on each of the 2017 notes and the 2024 notes each March 13 and September 13, and on the maturity date of the applicable fixed rate notes, commencing on September 13, 2014. The Floating Rate Notes due 2017, which we refer to as the "floating rate notes," will bear interest at a rate equal to the then-applicable U.S. dollar three-month LIBOR plus 0.510% per year. We will pay interest on the floating rate notes each March 13, June 13, September 13 and December 13, and on the maturity date, commencing on June 13, 2014. We refer to the fixed rate notes and the floating rate notes collectively as the "notes."

           Unless we redeem the notes earlier, the 2017 notes will mature on March 13, 2017, the 2024 notes will mature on March 13, 2024, and the floating rate notes will mature on March 13, 2017. There is no sinking fund for the notes.

           The notes will be issued in denominations of $1,000 and in multiples of $1,000 in excess thereof. The notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law. The notes are fully, unconditionally and irrevocably guaranteed by Santander UK plc.

           By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person's shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes.

           For purposes of the notes, a "UK bail-in power" is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and/or their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group (as defined herein), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and/or their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the "relevant UK resolution authority" is to any authority with the ability to exercise a UK bail-in power).

           By purchasing the notes, each holder of the notes (including each beneficial owner), to the extent permitted by the Trust Indenture Act of 1939, as amended, waives any and all claims against The Bank of New York Mellon, as trustee, for, agrees not to initiate a suit against the trustee in respect of, and agrees that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes.

           We may redeem all but not some of the fixed rate notes or floating rate notes at any time at 100% of their principal amount plus accrued interest if certain tax events described in this prospectus supplement and accompanying prospectus occur.

           We intend to list the notes on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.

           See "Risk Factors" beginning on page S-7 of this prospectus supplement to read about factors you should consider before investing in the notes.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

           The notes are not savings accounts, deposits or other obligations of a bank and are not insured by the FDIC or any other governmental agency or instrumentality of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Abbey National Treasury Services plc
Per 2017 note	99.883%	0.200%	99.683%
Per 2024 note	99.332%	0.450%	98.882%
Per floating rate note	100.000%	0.200%	99.800%
Total	$2,492,033,000	$7,500,000	$2,484,533,000

           Interest on the notes will accrue from the date of issuance, which is expected to be March 13, 2014.

           The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or "DTC," for the accounts of its participants, including Clearstream Banking, société anonyme, or "Clearstream," and Euroclear Bank S.A./N.V., or "Euroclear," on or about March 13, 2014.

Joint Book-Running Managers

Barclays Citigroup Morgan Stanley RBS Santander

March 10, 2014

        We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which they relate or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to its date.

        The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See "Underwriting."

S-i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Santander UK plc ("Santander UK") and Abbey National Treasury Services plc ("ANTS") file annual reports, special reports and other information with the Securities and Exchange Commission (the "Commission"). The Commission allows us to "incorporate by reference" the information Santander UK and ANTS file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus. Certain later information that Santander UK or ANTS files with the Commission will automatically update and supersede this information and any information so updated and superseded shall not be deemed, except as so updated or superseded, to constitute part of the registration statement or this prospectus supplement. We incorporate by reference the following documents:

  •
  Santander UK's annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 7, 2014 (SEC File No. 001-14928),

  •
  ANTS's annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 7, 2014 (SEC File No. 001-35222),

  •
  Santander UK's report on Form 6-K furnished on March 10, 2014 (SEC File No. 001-14928),

  •
  ANTS's report on Form 6-K furnished on March 10, 2014 (SEC File No. 001-35222),

  •
  any future filings by Santander UK or ANTS on Form 20-F made with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

  •
  any future reports on Form 6-K that Santander UK or ANTS furnishes to the Commission after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus but only to the extent identified in such reports.

        You may read and copy any materials Santander UK or ANTS files at the Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at (800) SEC-0330 for further information about the Public Reference Room. The filings of Santander UK and ANTS with the Commission are also available at http://sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: Secretariat, Santander UK plc, 2 Triton Square, Regent's Place, London NW1 3AN, England, telephone: +44 870 607 6000. Website: www.santander.co.uk. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus.

 SUMMARY

        This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. As used in this prospectus supplement, the terms "Santander UK Group," "we," "our" and "us" refer to Santander UK plc and its consolidated subsidiaries unless the context requires otherwise.

 The Offering

Notes	$1,100,000,000 principal amount of 2017 notes, $1,000,000,000 principal amount of 2024 notes and $400,000,000 principal amount of floating rate notes.
Issuer	Abbey National Treasury Services plc.
Guarantor	Santander UK plc will fully, unconditionally and irrevocably guarantee the payment of principal, interest and additional amounts, if any, payable in respect of the notes.
Fixed rate notes:
Maturity date	The 2017 notes will mature on March 13, 2017 and the 2024 notes will mature on March 13, 2024.
Interest rate	The 2017 notes will bear interest at a rate of 1.375% per year and the 2024 notes will bear interest at a rate of 4.000% per year.
Interest payment dates
For each of the 2017 notes and the 2024 notes, every March 13 and September 13, and on the maturity date of the applicable fixed rate notes, commencing September 13, 2014. If an interest payment date or redemption date, or the maturity date, as the case may be, for the fixed rate notes would fall on a Saturday, Sunday, a legal holiday or a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close, then the interest payment date, redemption date or maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.
Regular record dates for interest	For each of the 2017 notes and the 2024 notes, the fifteenth calendar day (whether or not a business day) preceding the related interest payment date.
Calculation of interest	Interest on the fixed rate notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
2017 notes CUSIP/ ISIN	002799AM6/US002799AM62
2024 notes CUSIP/ ISIN	002799AN4/US002799AN46

Floating rate notes:
Maturity date	The floating rate notes will mature on March 13, 2017.
Interest rate	The floating rate notes will bear interest at a rate per year equal to the then-applicable U.S. dollar three-month LIBOR plus 0.510% per year.
Interest reset dates
The rate of interest on the floating rate notes will be reset quarterly on March 13, June 13, September 13 and December 13 of each year. If any interest reset date would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day. For the floating rate notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.
Interest payment dates
Every March 13, June 13, September 13 and December 13, and on the maturity date, commencing June 13, 2014. If any interest payment date, other than the maturity date or a redemption date, for the floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the maturity date or a redemption date for the floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.
Regular record dates for interest	The fifteenth calendar day (whether or not a business day) preceding the related interest payment date.
Interest determination dates
The calculation agent will determine the initial interest rate for the floating rate notes by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset date by reference to U.S. dollar three-month LIBOR on the second London banking day preceding the applicable interest reset date.
Calculation of interest	Interest on the notes will be calculated on the basis of a 360-day year and the actual number of days elapsed.
Floating rate notes CUSIP/ ISIN	002799AP9/US002799AP93

Provisions common to the fixed rate notes and the floating rate notes:
Denominations	The notes will be issued only in book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Ranking
The notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.
Payment of additional amounts
Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any U.K. withholding tax from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by holders of the notes will equal the amount that would have been received if no such taxes had been applicable. See "Description of the Notes—Covenants" in this prospectus supplement and "Description of the Debt Securities and Guarantees—Additional Amounts" in the accompanying prospectus.
Tax redemption
In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described under "Description of the Debt Securities and Guarantees—Redemption" in the accompanying prospectus we may redeem all but not some of the 2017 notes, the 2024 notes or the floating rate notes prior to maturity.
Repayment	The notes will not be subject to repayment at the option of the holder prior to maturity.
Agreement with respect to the exercise of UK bail-in power
By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person's shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a "UK bail-in power" is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and/or their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and/or their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the "relevant UK resolution authority" is to any authority with the ability to exercise a UK bail-in power).
Repayment of principal and payment of interest after exercise of UK bail-in power
No repayment of the principal amount of the notes or payment of interest on the notes will become due and payable after the exercise of any UK bail-in power by the relevant UK resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us after the exercise of such UK bail-in power.
Sinking fund	None.
Book-entry issuance, settlement and clearance
We will issue the notes as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include Clearstream and Euroclear in Europe.
Governing law
The notes, the indenture, and the guarantee will be governed by the laws of the State of New York, except that the consent to the exercise of any UK bail-in power will be governed by, and construed in accordance with, the laws of England and Wales.
Conflicts of interest
Santander Investment Securities Inc. is an affiliate of Santander UK and ANTS, and, as such, the offering is being conducted in compliance with Rule 5121 of the Financial Industry Regulatory Authority ("FINRA") addressing "conflicts of interest" as defined in that rule. See "Underwriting—Conflicts of Interest" in this prospectus supplement.

Further issuances	We may, without the consent of the holders of the 2017 notes, the 2024 notes or the floating rate notes, as applicable, issue additional 2017 notes, 2024 notes or floating rate notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the 2017 notes, the 2024 notes or the floating rate notes, as applicable, described in this prospectus supplement except for the price to the public and issue date, provided however that such additional 2017 notes, 2024 notes or floating rate notes, as applicable, must be fungible with the 2017 notes, the 2024 notes or the floating rate notes, as applicable, for U.S. federal income tax purposes. See "Description of the Notes—Further Issuances" in this prospectus supplement.
Listing
We intend to list the notes on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.
Use of proceeds	We intend to use the net proceeds from the sale of the notes for our general corporate purposes.
Calculation Agent, Paying Agent and Trustee	The Bank of New York Mellon

Recent Developments

        Santander UK plc announced on February 28, 2014 the appointment of Keiran Foad as Chief Risk Officer with effect from March 1, 2014, following regulatory approval. José María Nus has stepped down as Chief Risk Officer with effect from March 1, 2014 and will step down as Executive Director of the Company on April 1, 2014.

RISK FACTORS

        Santander UK's and ANTS's annual reports on Form 20-F for the year ended December 31, 2013, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, include, beginning on pages 317 and 184, respectively, extensive risk factors relating to our business. You should carefully consider those risks and the risks relating to the notes described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Relating to the Notes

Under the terms of the notes, investors will agree to be bound by and consent to the exercise of any UK bail-in power by the relevant UK resolution authority.

        By acquiring the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person's shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes. For more information, see "Description of the Notes—Agreement with Respect to the Exercise of UK Bail-in Power."

        As used in this prospectus supplement, the UK bail-in power includes any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and investment firms incorporated in the United Kingdom in effect and applicable to us or other members of the Santander UK Group. Certain relevant laws and draft and proposed legislation and certain associated risks are described in more detail herein.

The relevant UK resolution authority could exercise the bail-in power in the Banking Act, once in force, which could impose losses on an investment in the notes.

        On October 1, 2013, the UK Government published amendments to the Financial Services (Banking Reform) Bill. The amendments introduce, among other things, a national "bail-in" power, which would form part of the existing special resolution regime under the UK Banking Act 2009, as the same may be amended from time to time (the "Banking Act"). On December 18, 2013, the Banking Reform Bill received Royal Assent in the House of Lords as the Banking Reform Act. The UK bail-in power under the Banking Act will come into force on such date as shall be stipulated by the UK Treasury.

        The UK bail-in power is introduced as an additional power available to the UK resolution authority, to enable it to recapitalize a failed institution by allocating losses to unsecured creditors subject to the rights of such creditors to be compensated under a bail-in compensation order, which is based on the principle that such creditors should receive no less favorable treatment than they would have received, had the bank entered into insolvency immediately before the coming into effect of the bail-in power. The bail-in power includes the power to cancel or write-down (in whole or in part) certain liabilities (including the notes) or modify the terms of certain contracts (including the notes) for the purposes of reducing or deferring the liabilities of a UK bank under resolution and the power to convert certain liabilities (including the notes) from one form to another. The conditions for use of the UK bail-in power are generally that (i) the regulator determines the relevant UK bank is failing or likely to fail, (ii) it is not reasonably likely that any other action can be taken to avoid such a UK bank's failure and (iii) the relevant UK resolution authority determines that it is in the public interest to exercise the bail-in power.

        According to the Banking Act, as well as similar principles proposed in the RRD (as described below), the relevant UK resolution authority should have regard to the insolvency treatment principles when exercising the UK bail-in power in respect of the notes. The insolvency treatment principles are that (i) the exercise of the UK bail-in power should be consistent with treating all liabilities of the bank in accordance with the priority that they would enjoy on a liquidation and (ii) any creditors who would have equal priority on a liquidation should bear losses on an equal footing with each other. The UK Treasury may, by order, specify further matters or principles to which the relevant UK resolution authority must have regard when exercising the UK bail-in power. These principles may be specified in addition to, or instead of, the insolvency treatment principles. If the relevant UK resolution authority departs from the insolvency treatment principles when exercising the UK bail-in power, it must report to the Chancellor of the Exchequer stating the reasons for its departure.

        It is understood that the UK bail-in power as contemplated in the Banking Reform Act will be subject to further conditions and limitations to be set out in secondary legislation, on which the UK Treasury intends to consult in the coming months. Accordingly, the final form of the UK bail-in power under the Banking Act remains subject to some uncertainty.

        Once it has come into force, the UK bail-in power under the Banking Act could be used to impose losses on holders of the notes. In addition, Santander UK, the guarantor, is a UK bank subject to the Banking Act and accordingly the guarantees of the notes may be subject to the UK bail-in power. If the UK bail-in power is applied to the guarantees, holders of the notes may lose the benefit of the guarantees of the notes.

The notes may be the subject of the UK bail-in power under the RRD, which may result in the notes being written down to zero or converted into other securities, including unlisted equity securities.

        A draft legislative proposal for a directive providing for the establishment of an EU-wide framework for the recovery and resolution of credit institutions and investment firms on which negotiators for the European Parliament and the EU Council Presidency reached a political agreement on December 11, 2013 (the "RRD").

        The draft RRD currently contains similar resolution tools and powers to the Banking Act. The draft RRD also contains a bail-in power which, if implemented, would give resolution authorities the power to write down the claims of unsecured creditors of a failing institution and to convert unsecured debt claims to equity (subject to certain parameters). The draft RRD currently contemplates that its provisions must be applied by EU Member States from January 1, 2015, except for the bail-in power (in relation to certain instruments including the notes) which is to be applied from January 1, 2016. The RRD is still in draft form and, when adopted, may require amendments to the bail-in option implemented under the Banking Act.

        If and to the extent that the RRD is implemented so as to apply to instruments already in issue at the time of implementation, the notes will be subject to the provisions of the UK implementation of the RRD, including the implementation of the RRD bail-in power, in which case the notes may be subject to a partial or full write-down, modification or conversion to equity.

        Moreover, to the extent the UK bail-in power is exercised pursuant to the Banking Act or otherwise, we do not expect any securities issued upon conversion of the notes to meet the listing requirements of any securities exchange. Any securities received by holders of the notes upon conversion of the notes (whether debt or equity) likely will not be listed for at least an extended period of time, if at all, or may be on the verge of being delisted by the relevant exchange. Additionally, there may be limited, if any, disclosure with respect to the business, operations or financial statements of the issuer of any securities issued upon conversion of the notes, or the disclosure with respect to any existing issuer may not be current to reflect changes in the business, operations or financial statements as a result of the exercise of the UK bail-in power. As a result, there may not be an active market for any securities held after the exercise of the UK bail-in power.

        Holders of the notes may lose all of their investment in the notes, including the principal amount plus any accrued interest, if the UK bail-in power is acted upon and any remaining outstanding notes or securities into which the notes are converted may be of little value at the time of conversion and thereafter.

The circumstances under which the relevant UK resolution authority would exercise its UK bail-in power are uncertain, which may affect the value of the notes.

        The RRD is still in draft form and will be subject to implementing measures in the United Kingdom. There is considerable uncertainty regarding the specific factors beyond the goals of addressing banking crises pre-emptively and minimizing taxpayers' exposure to losses (for example, by writing down relevant capital instruments before the injection of public funds into a financial institution) which the relevant UK resolution authority would consider in deciding whether to exercise the UK bail-in power with respect to the relevant financial institution and/or securities, such as the notes, issued by that institution. While the Banking Act provides some guidance as to how and when the bail-in option may be utilized by the relevant UK resolution authority, when adopted the RRD may require amendments to the bail-in option implemented under the Banking Act.

        While pre-conditions have been proposed for the exercise of the UK bail-in power under the Banking Act, there is no certainty as to how the relevant UK resolution authority will exercise any bail-in power with respect to a financial institution and/or securities, such as the notes, issued by that institution. The UK Treasury may by order specify matters or principles to which the relevant UK resolution authority must have regard in exercising its bail-in powers including insolvency treatment principles or alternative principles and as noted above, it is expected that secondary legislation to this effect will be published in the coming months. Notwithstanding any such secondary legislation, the relevant UK resolution authority is likely to have considerable discretion as to how it exercises the UK bail-in power. As there may be many factors, including factors outside of our control or not directly related to us, which could result in such a determination, holders of the notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such UK bail-in power.

        Accordingly, the threat of bail-in may affect trading behavior, including prices and volatility, and, as a result, the notes are not necessarily expected to follow the trading behavior associated with other types of securities.

Holders' rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK resolution authority.

        Under the Banking Act, holders of securities will have a right to be compensated under a bail-in compensation order which is based on the principle that such investors should receive no less favorable treatment than they would have received had the bank entered into insolvency immediately before the coming into effect of the UK bail-in power. The holders of the notes otherwise have limited rights to challenge any decision of the relevant UK resolution authority to exercise the UK bail-in power.

        In addition, because the RRD is in draft form and is subject to change, there is uncertainty as to what protections, if any, will be available to holders of securities (including the notes) subject to the UK bail-in power and to the broader resolution powers of the relevant UK resolution authority following implementation of the RRD. For example, when the final RRD rules are implemented in the United Kingdom, they may require amendments to the bail-in option implemented under the Banking

Act. Accordingly, the rights of holders of the notes to challenge any decision of the relevant UK resolution authority to exercise the UK bail-in power may be further limited or circumscribed.

Other powers contained in the Banking Act and contemplated by the RRD, either in their current form or as may be amended, may affect the value of an investment in the notes.

        The special resolution regime in the Banking Act provides relevant resolution authorities with a variety of other powers, in addition to the UK bail-in power, for dealing with UK banks. See "Risk Factors—The Banking Act, the Banking Reform Act and similar European legislation, may adversely affect our business" on pages 329-330 and pages 196-197 of Santander UK's and ANTS's annual reports on Form 20-F for the year ended December 31, 2013, respectively, which are incorporated by reference in this prospectus supplement. The exercise of these powers may impact how we are managed as well as, in certain circumstances, the rights of creditors.

        The draft RRD currently contains similar resolution tools and powers to the Banking Act. If the RRD is implemented in its current form, these powers could be applied to us. However, the proposed directive is not in final form and changes may be made to it in the course of the legislative process. For example, it is currently unclear to what extent, if any, the provisions of the Banking Act may need to change once the RRD is implemented. Accordingly, it is not yet possible to assess the full impact of the RRD on us and there can be no assurance that, once it is implemented, the fact of its implementation or the taking of any actions currently contemplated in it would not adversely affect holders' rights, the price or value of the investment in the notes and/or our ability to satisfy our obligations under the notes.

The notes are unsecured and are effectively subordinated to our secured indebtedness.

        The notes are unsecured and will be effectively subordinated to all secured indebtedness we may incur, to the extent of the assets securing such indebtedness. The indenture for the notes does not restrict our ability to incur secured indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding.

The notes lack a developed public market.

        There can be no assurance regarding the future development of a market for the notes or the ability of holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. See "Plan of Distribution" in the accompanying prospectus. We intend to apply for listing of the notes on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.

Santander UK's and ANTS's credit ratings may not reflect all risks of an investment in the notes and the guarantee.

        Santander UK's and ANTS's credit ratings may not reflect the potential impact of all risks relating to the market values of the notes and the guarantee. However, real or anticipated changes in Santander UK's or ANTS's credit ratings will generally affect the market values of the notes and the guarantee. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

USE OF PROCEEDS

        We estimate the net proceeds from the sale of the notes to be approximately $2,483,627,213 after deducting underwriting discounts and expenses of the offering. We intend to use the net proceeds for general corporate purposes.

CAPITALIZATION

Santander UK

        The following table sets forth Santander UK's consolidated capitalization (including short-term debt) as of December 31, 2013, on an actual basis and on an as adjusted basis to give effect to the sale of the notes.

	As of December 31, 2013
	Actual	As Adjusted(1)
	£m	£m
Indebtedness:
Debt securities in issue	50,870	52,363
Subordinated liabilities	4,306	4,306

Total indebtedness	55,176	56,669

Stockholders' equity
Share capital and other equity instruments	3,709	3,709
Share premium account	5,620	5,620
Retained earnings	3,307	3,307
Other reserves	(116)	(116)

Total equity	12,520	12,520

Total capitalization	67,696	69,189

(1)
Adjusted to give effect to the net proceeds from the sale of the notes. The gross proceeds of the notes of $2,492 million have been translated into pounds Sterling at an exchange rate of $1.6632 as of March 10, 2014. Additionally, fees and expenses totaling £5.1 million have been deducted.

        Under IFRS, our £325 million sterling preference shares are classified as debt and are included, together with accrued interest, in subordinated liabilities in the table above.

        As of December 31, 2013, we had total liabilities and equity of £270,305 million, including deposits by banks of £19,987 million (including £11,291 million classified as trading liabilities).

        As of December 31, 2013, we had contingent liabilities including guarantees arising in the normal course of business totaling £30,043 million, consisting of guarantees given to third parties of £1,355 million, formal standby facilities, credit lines and other commitments of £28,680 million and other contingent liabilities of £8 million.

        The indebtedness above includes:

  (a)
  £9,139 million of medium term notes issued by Holmes Master Issuer plc under its Residential Mortgage-Backed Securities Program and £8,885 million of medium term notes issued by Fosse Master Issuer plc under its Residential Mortgage-Backed Securities Program (the "Holmes and Fosse notes"). The Holmes and Fosse notes are ultimately secured, under the respective Program, on a share of residential mortgages originated by Santander UK plc (and, in the case of Fosse, also originated by Alliance & Leicester plc). Under IFRS, indebtedness under the Holmes and Fosse notes is required to be included within our indebtedness in the table above, notwithstanding that neither we nor any of our subsidiaries is required to support such indebtedness.

  (b)
  £844 million of medium term notes issued by Motor 2012 plc and Motor 2013-1 plc (together, known as the "Motor notes"). The Motor notes are ultimately secured on two corresponding portfolios of auto loan receivables (for Motor 2012 plc and Motor 2013-1 plc, respectively)

    originated by Santander Consumer (UK) plc. Under IFRS, indebtedness under the Motor notes is required to be included within our indebtedness in the table above, notwithstanding that neither we nor any of our subsidiaries is required to support such indebtedness.

  (c)
  £18,379 million of covered bonds issued under the Euro 35 billion Global Covered Bond Program by Abbey National Treasury Services plc and guaranteed by Santander UK plc and Abbey Covered Bonds LLP. The guarantee of Abbey Covered Bonds LLP is secured on a portfolio of residential mortgages originated by Santander UK plc.

  (d)
  £7,690 million of euro medium term notes issued under the $20 billion Euro Medium Term Note ("EMTN") program by Abbey National Treasury Services plc and Santander UK plc. The senior notes issued under this program are guaranteed by Santander UK plc.

  (e)
  £156 million of euro medium term notes issued under the $40 billion EMTN program. The notes are direct, unsecured and unconditional obligations of Santander UK plc.

  (f)
  £3,131 million of commercial paper issued under the $20 billion Commercial Paper Program by Abbey National North America LLC and guaranteed by Santander UK plc.

  (g)
  £2,646 million of certificates of deposit issued by Abbey National Treasury Services plc and guaranteed by Santander UK plc.

        As of January 31, 2014, we had debt securities in issue totaling £52,073 million. This increase in debt securities in issue as compared to December 31, 2013 resulted predominantly from new issuances of debt securities being offset by maturities and the effects of changes in foreign exchange rates. There were maturities of Holmes and Fosse notes totaling £826 million. There were new issuances and maturities of certificates of deposit in issue totaling £983 million and £415 million, respectively.

        As of January 31, 2014, we had contingent liabilities of £30,433 million. This increase in contingent liabilities as compared to December 31, 2013 is due to an increase in standby facilities and guarantees to third parties of £28 million and £361 million, respectively.

        As of January 31, 2014, we had subordinated liabilities totaling £4,321 million.

        Save as disclosed above, there has been no significant change in our contingent liabilities (including guarantees), total capitalization and indebtedness since December 31, 2013.

ANTS

        The following table sets forth ANTS's consolidated capitalization (including short-term debt) as of December 31, 2013, on an actual basis and on an as adjusted basis to give effect to the sale of the notes.

	As of December 31, 2013
	Actual	As Adjusted(1)
	£m	£m
Indebtedness:
Debt securities in issue	30,889	32,382
Subordinated liabilities	—	—

Total indebtedness	30,889	32,382

Stockholders' equity
Share capital	2,549	2,549
Retained earnings	640	640
Other reserves	(21)	(21)

Total equity	3,168	3,168

Total capitalization	34,057	35,550

(1)
Adjusted to give effect to the net proceeds from the sale of the notes. The gross proceeds of the notes of $2,492 million have been translated into pounds Sterling at an exchange rate of US$1.6632 as of March 10, 2014. Additionally, fees and expenses totaling £5.1 million have been deducted.

        As of December 31, 2013, we had total liabilities and equity of £209,327 million, including deposits by banks of £131,988 million (including £11,290 million classified as trading liabilities).

        As of December 31, 2013, we had contingent liabilities including guarantees arising in the normal course of business totaling £160,763 million, consisting of guarantees given on behalf of Santander UK's parent, fellow subsidiaries and subsidiaries of £149,891 million; guarantees given to third parties of £367 million and formal standby facilities, credit lines and other commitments of £10,505 million.

        The indebtedness above includes:

  (a)
  £17,422 million of covered bonds issued under the Euro 35 billion Global Covered Bond Program by Abbey National Treasury Services plc and guaranteed by Santander UK plc and Abbey Covered Bonds LLP. The guarantee of Abbey Covered Bonds LLP is secured on a portfolio of residential mortgages originated by Santander UK plc.

  (b)
  £7,690 million of euro medium term notes issued under the $20 billion EMTN program by Abbey National Treasury Services plc and Santander UK plc. The senior notes issued under this program are guaranteed by Santander UK plc.

  (c)
  £3,131 million of commercial paper issued under the $20 billion Commercial Paper Program by Abbey National North America LLC and guaranteed by Santander UK plc.

  (d)
  £2,646 million of certificates of deposit in issue. The certificates of deposits are direct, unsecured and unconditional obligations of Abbey National Treasury Services plc.

        As of January 31, 2014, we had debt securities in issue totaling £33,392 million. This increase in debt securities in issue as compared to December 31, 2013 resulted predominantly from new issuances of debt securities being offset by maturities and the effects of changes in foreign exchange rates. There were new issuances and maturities of certificates of deposit in issue totaling £983 million and £415 million, respectively.

        As of January 31, 2014 we had contingent liabilities of £160,786 million. This increase in contingent liabilities as compared to December 31, 2013 was due to an increase in guarantees to third parties of £44 million offset by a decrease in standby facilities of £20 million.

        Save as disclosed above, there has been no significant change in our contingent liabilities (including guarantees), total capitalization and indebtedness since December 31, 2013.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following tables set forth our consolidated ratios of earnings to fixed charges for the past five years prepared using financial information included in the consolidated financial statements, which is prepared in accordance with International Financial Reporting standards ("IFRS"), as issued by the International Accounting Standards Board. For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of profit on continuing operations before tax plus fixed charges. Fixed charges consist of interest payable, including the amortization of discounts and premiums on debt securities in issue.

Santander UK

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges:
Excluding Interest on Retail Deposits	174	165	214	363	202
Including Interest on Retail Deposits	127	124	132	166	143

ANTS

	Years Ended December 31,
	2013	2012	2011	2010	2009
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges(1)	106	109	108	123	113

(1)
ANTS does not have any retail deposits.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of the Debt Securities and Guarantees" beginning on page 12 of the accompanying prospectus. If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

General

        We will issue the notes pursuant to an indenture, dated April 27, 2011, among Santander UK plc, as guarantor, Abbey National Treasury Services plc, as issuer, and The Bank of New York Mellon, as the trustee for the notes , as supplemented and amended by a first supplemental indenture expected to be entered into on March 13, 2014 among the guarantor, the issuer, and the trustee (as amended and supplemented, the "indenture"). The notes will each be a series of our debt securities. We will issue the 2017 rate notes in the aggregate principal amount of $1,100,000,000 and the 2024 notes in the aggregate principal amount of $1,000,000,000. The 2017 notes will mature on March 13, 2017 and the 2024 notes will mature on March 13, 2024. We will issue the floating rate notes in the aggregate principal amount of $400,000,000. The floating rate notes will mature on March 13, 2017. We will issue the notes only in book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

        The notes are fully, unconditionally and irrevocably guaranteed by Santander UK. The guarantee is set forth in, and forms part of, the indenture under which notes will be issued by us. If, for any reason, we do not make any required payment in respect of our notes when due, Santander UK will cause the payment to be made to or to the order of the trustee. The guarantee will constitute Santander UK's direct, unconditional, unsecured and unsubordinated obligation ranking pari passu with all Santander UK's other outstanding, unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law. Holders of the notes issued by us may sue Santander UK to enforce their rights under the guarantee without first suing any other person or entity. Santander UK or one of its wholly owned subsidiaries may, without the consent of the holders of the notes, assume all of the issuer's rights and obligations under the notes and upon such assumption, the issuer will be released from liabilities under the indenture and the notes.

        The trustee makes no representations, and will not be liable with respect to, the information set forth in this prospectus supplement.

Interest Payments

        The 2017 notes will bear interest at a rate of 1.375% per year, the 2024 notes will bear interest at a rate of 4.000% per year and the floating rate notes will bear interest at a rate equal to the then-applicable U.S. dollar three-month LIBOR plus 0.510% per year. The notes will accrue interest from and including March 13, 2014, or from and including the most recent date to which interest has been paid (or provided for), to but excluding the next date upon which interest is required to be paid.

  Fixed Rate Notes

        Interest will be payable on the 2017 notes and the 2024 notes twice a year, on March 13 and September 13, and on the maturity date of the applicable fixed rate notes, commencing September 13, 2014, to the person in whose name the fixed rate notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, that precedes the applicable date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. For the fixed rate notes, "business day" means any day, other than a Saturday or

Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

        If the interest payment date or redemption date, or the maturity date, for the fixed rate notes would fall on a day that is not a business day, then the interest payment date or redemption date, or the maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day.

  Floating Rate Notes

        Interest will be payable on the floating rate notes quarterly, on March 13, June 13, September 13 and December 13, and on the maturity date, commencing June 13 , 2014, to the person in whose name the floating rate notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, that precedes the applicable date on which interest will be paid. The floating rate notes will bear interest from and including March 13, 2014, to, but excluding, June 13, 2014 at a rate per year equal to the initial interest rate and thereafter at an interest rate that will be reset as described below to a rate per year equal to LIBOR (as defined below) plus 0.510% per year. The initial interest rate will be equal to LIBOR plus 0.510% per year as determined by the calculation agent as described below.

        If any interest payment date, other than the maturity date or a redemption date, for the floating rate notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day and interest thereon will continue to accrue to but excluding such succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day and interest shall accrue to but excluding such preceding business day. If the maturity date or a redemption date for the floating rate notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day. For the floating rate notes, "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

        The rate of interest on the floating rate notes will be reset quarterly on March 13, June 13, September 13 and December 13, commencing June 13, 2014 (each, an "interest reset date"); provided that the interest rate in effect from and including March 13, 2014 to but excluding the first interest reset date will be the initial interest rate. If any interest reset date would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

        The calculation agent for the floating rate notes is the trustee, or its successor appointed by us, which we refer to as the "calculation agent." The calculation agent will determine the initial interest rate for the floating rate notes by reference to LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset date by reference to LIBOR on the second London banking day preceding the applicable interest reset date, each of which we refer to as an "interest determination date." Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the new interest rate. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

        "London banking day" means any day on which dealings in U.S. dollars are transacted in the London interbank market.

        "LIBOR" means, as of any interest determination date:

  (1)
  the offered quotation to leading banks in the London interbank market for three-month U.S. Dollar deposits (i) as defined by (A) the British Bankers' Association (the "BBA"), (B) its successor in such capacity, such as NYSE Euronext Rate Administration Ltd., or (C) such other person assuming the responsibility of the BBA or its successor in calculating the London Inter-Bank Offered Rate in the event the BBA or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date;

  (2)
  if no such rate is so published, then the rate for such interest determination date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. Dollar deposits quoted to the trustee by each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the issuer or the guarantor, as of 11:00 a.m., London time, on such interest determination date (it being understood that at least two such quotes must have been so provided to the trustee); or

  (3)
  if LIBOR cannot be determined on such interest determination date using the foregoing methods, then LIBOR on such interest determination date shall be LIBOR in effect as determined using the foregoing methods for the first calendar day preceding such interest determination date on which LIBOR can be so determined.

        The amount of interest accrued on the floating rate notes to each interest payment date will be calculated by multiplying the principal amount of the floating rate notes by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or, if none, the initial interest rate.

        All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

        The calculation agent is The Bank of New York Mellon, acting through its London Branch, or its successor appointed by the issuer. All determinations and any calculations made by the calculation agent for the purposes of calculating LIBOR shall be conclusive and binding on holders of the notes, the issuer and the trustee, absent manifest error. The calculation agent shall not be responsible to the issuer, holders of the notes or any third party for any failure of the reference banks to provide quotations as requested of them or as a result of the calculation agent having acted on any quotation or other information given by any reference bank which subsequently may be found to be incorrect or inaccurate in any way.

Covenants

        The United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us to withhold or deduct amounts from payments of principal or interest on the notes, for taxes or other governmental charges. If such a withholding or deduction is required, we may be required to pay additional amounts such that the net amount paid to holders of the notes, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required. For more information on additional amounts and the situations in which we must pay additional amounts, see "Description of the Debt Securities and Guarantees—Additional Amounts" in the accompanying prospectus.

        We can legally release ourselves from any payment or other obligations on the 2017 notes, the 2024 notes or the floating rate notes, except for various obligations described below, if the 2017 notes, the 2024 notes or the floating rate notes, as applicable, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the 2017 notes, the 2024 notes or the floating rate notes, as applicable, a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 2017 notes, the 2024 notes or the floating rate notes, as applicable, on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under "Description of the Debt Securities and Guarantees—Events of Default and Default; Limitation of Remedies—Event of Default" in the accompanying prospectus. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. However, even if we take these actions, a number of our obligations under the indenture will remain.

        Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including, among other things, through the incurrence of additional indebtedness.

Agreement with Respect to the Exercise of UK Bail-in Power

        By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person's shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK resolution authority in relation to the guarantees of the notes. We refer to such agreements and acknowledgements with respect to the exercise of the UK bail-in power as the "bail-in consent."

        For purposes of the notes, a "UK bail-in power" is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group (as defined herein), including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the "relevant UK resolution authority" is to any authority with the ability to exercise a UK bail-in power).

        No repayment of the principal amount of the notes or payment of interest on the notes will become due and payable after the exercise of any UK bail-in power by the relevant UK resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us after the exercise of such UK bail-in power.

        The bail-in consent will be governed by, and construed in accordance with, the laws of England and Wales.

        By its acquisition of the notes, each holder of the notes, to the extent permitted by the Trust Indenture Act, waives any and all claims against the trustee for, agrees not to initiate a suit against the trustee in respect of, and agrees that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes.

        Upon the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes, we will provide a written notice to DTC as soon as practicable regarding such exercise of the UK bail-in power for purposes of notifying holders of the notes of such occurrence. We will also deliver a copy of such notice to the trustee for information purposes.

        The exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes and/or the guarantees will not be an Event of Default (as defined in the indenture) with respect to such notes and/or the related guarantees.

        By its acquisition of the notes, each holder of such notes acknowledges and agrees that the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the notes and/or the guarantees shall not give rise to an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

        Our obligations to indemnify the trustee in accordance with Section 6.07 of the indenture shall survive the exercise of the UK bail-in power by the relevant UK resolution authority with respect to any notes.

        By its acquisition of the notes, each holder of such notes acknowledges and agrees that, upon the exercise of any UK bail-in power by the relevant UK resolution authority with respect to such notes, (a) the trustee shall not be required to take any further directions from holders of the affected notes under Section 5.12 (Control by Holders) of the indenture, which section authorizes holders of a majority in aggregate outstanding principal amount of the notes of a series to direct certain actions relating to the notes, and (b) the indenture shall impose no duties upon the trustee whatsoever with respect to the exercise of any UK bail-in power by the relevant UK resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the UK bail-in power by the relevant UK resolution authority, the notes remain outstanding (for example, if the exercise of the UK bail-in power results in only a partial write-down of the principal of the notes), then the trustee's duties under the indenture shall remain applicable with respect to the notes following such completion to the extent that the issuer, the guarantor and the trustee shall agree pursuant to another supplemental indenture or an amendment to the indenture; provided, however, that notwithstanding the exercise of the UK bail-in power by the relevant UK authority, there shall at all times be a trustee for the notes in accordance with the Indenture, and the resignation and/or removal of the trustee and the appointment of a successor trustee will continue to be governed by the indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the notes remain outstanding following the completion of the exercise of the UK bail-in power.

        By its acquisition of the notes, each holder of the notes (a) acknowledges and agrees to be bound by and consents to the exercise of any UK bail-in power as it may be imposed without any prior notice by the relevant UK resolution authority of its decision to exercise such power with respect to such notes and (b) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such notes to take any and all necessary action, if required, to implement the exercise of any UK bail-in power with respect to such notes as it may be imposed, without any further action or direction on the part of such holder or the trustee.

        For a discussion of certain risk factors relating to the UK bail-in power, see "Risk Factors Relating to the Notes."

Subsequent Holders' Agreement

        Holders of the notes that acquire the notes in the secondary market will be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders of the notes that acquire the notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the notes related to the UK bail-in power.

Modification and Waiver

        In addition to our and the trustee's rights to modify and amend the indenture described in the accompanying prospectus under "Description of the Debt Securities and Guarantees—Modification and Waiver," modifications of and amendments to the terms of the indenture or the notes may be made by us and the trustee, without the further consent of the holders of the notes, to the extent necessary to give effect to the exercise by the relevant UK resolution authority of the UK bail-in power, including the bail-in consent.

Governing Law

        The indenture, the guarantee and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the bail-in consent will be governed by, and construed in accordance with, the laws of England and Wales.

Further Issuances

        We may, without the consent of the holders of the 2017 notes, the 2024 notes or floating rate notes, issue additional 2017 notes, 2024 notes or floating rate notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the 2017 notes, the 2024 notes or floating rate notes, as applicable, described in this prospectus supplement except for the price to the public and issue date, provided however that such additional 2017 notes, 2024 notes or floating rate notes, as applicable, must be fungible with the 2017 notes, 2024 notes or floating rate notes, as applicable, for U.S. federal income tax purposes. Any such additional 2017 notes, 2024 notes or floating rate notes, together with the 2017 notes, 2024 notes or floating rate notes, as applicable, offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to senior debt securities issued by us. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Same-Day Settlement and Payment

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to a U.S. Holder of a note (as defined below), and certain considerations (described in "—Foreign Account Tax Compliance Act" below) relevant to both a U.S. Holder a non-U.S. Holder (each as defined below). Except as otherwise noted below, this summary replaces, and should be read to supersede, the discussion of tax matters discussed in the section entitled "Certain Tax Considerations—Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus. This summary deals only with holders that purchase notes at their issue as part of an initial offering and hold notes as capital assets for U.S. federal income tax purposes. It does not address tax considerations applicable to investors that may be subject to special tax rules, including banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, common trust funds, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, dealers in securities or currencies, traders in securities that elect mark to market, persons that will hold notes as part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a debt security and one or more other positions, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. In addition, this summary does not address any aspects of the Medicare contribution tax on net investment income.

        The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

        Persons considering the purchase of notes should consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

        As used in this prospectus supplement, the term "U.S. Holder" means:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the United States or any political subdivision thereof; or

  •
  any person otherwise subject to U.S. federal income taxation on a net income basis in respect of the Note.

        As used in this summary, the term "non-U.S. Holder" means a holder that is not a U.S. Holder.

  Payments of Interest

        Payments of interest and Additional Amounts (as defined in "Description of the Debt Securities and Guarantees—Additional Amounts" in the accompanying prospectus) on a note will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or are received, in accordance with the U.S. Holder's method of tax accounting.

        Payments of interest and Additional Amounts on notes will be treated as foreign source income for the purposes of calculating a U.S. Holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. Holders should consult their own tax advisors regarding the availability of a foreign tax credit under their particular circumstances.

  Purchase, Sale and Retirement of Notes

        Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued but unpaid interest, which will be taxable in the manner described above under "—Payments of Interest", and (2) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a note generally will equal the cost of that note to such holder.

        Gain or loss recognized by a U.S. Holder on a disposition of a note will generally be U.S.-source long term capital gain or loss if the U.S. Holder's holding period for the note exceeded one year at the time of such disposition. For individual holders, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. A U.S. Holder's ability to offset capital losses against ordinary income is limited.

  Substitution of the Issuer

        The terms of the notes provide that, in certain circumstances, the obligations of the issuer under the notes may be assumed by another entity. Any such assumption might be treated for U.S. federal income tax purposes as a deemed disposition of notes by a U.S. Holder in exchange for new notes issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new notes (as determined for U.S. federal income tax purposes), and the U.S. Holder's tax basis in the notes.

  Information Reporting and Backup Withholding

        Information returns may be required to be filed with the U.S. Internal Revenue Services ("IRS") relating to payments made to particular U.S. Holders of notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

  Foreign Account Tax Compliance Act

        As a result of the Foreign Account Tax Compliance Act ("FATCA") and related intergovernmental agreements, holders of the notes may be required to provide information and tax documentation regarding their identities as well as that of their direct and indirect owners. It is also possible that payments on the notes may be subject to a withholding tax of 30% beginning on January 1, 2017 as a result of FATCA.

        The United Kingdom has entered into an intergovernmental agreement with the United States relating to FATCA (the "US-UK IGA"). Pursuant to the US-UK IGA and applicable UK regulations implementing the US-UK IGA, we may be required to comply with certain reporting requirements. Holders of the notes therefore may be required to provide information and tax documentation regarding their identities, as well as that of their direct and indirect owners, and this information may be reported to the Commissioners for Her Majesty's Revenue & Customs ("HMRC"), and ultimately, the IRS. We intend to comply with any applicable reporting requirements pursuant to the US-UK IGA and applicable UK regulations implementing the US-UK IGA. Assuming the notes are treated as debt for U.S. federal income tax purposes and are not materially modified on or after the applicable "grandfathering date," payments on the notes will not be subject to FATCA withholding. The applicable "grandfathering date" is the date that is six months after the date on which final U.S. Treasury regulations defining the term "foreign passthru payment" are filed with the Federal Register.

        FATCA is particularly complex and its application to us is uncertain at this time. Each prospective investor should consult its own tax adviser to obtain a more detailed explanation of FATCA and to learn how this legislation might affect each investor in its particular circumstance.

Certain United Kingdom Tax Considerations

        For United Kingdom tax purposes, so long as the notes are and continue to be admitted to trading on a "recognised stock exchange" within the meaning of section 1005 of the Income Tax Act 2007, payment of interest on the notes may be made without withholding or deduction for or on account of United Kingdom income tax. The London Stock Exchange and the New York Stock Exchange are currently "recognised stock exchanges" within the meaning of section 1005 of the Income Tax Act 2007. For a discussion of additional United Kingdom income tax considerations, see "Certain Tax Considerations—United Kingdom Taxation" in the accompanying prospectus.

        The following paragraph replaces, and should be read to supersede, paragraph 13 under "Certain Tax Considerations—United Kingdom Taxation—EC Council Directive" in the accompanying prospectus:

        Under EC Council Directive 2003/48/EC on the taxing of savings income (the "the Savings Directive"), Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain types of entities established in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during such period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent on the conclusion of certain other agreements relating to information exchange with other countries). The Luxembourg government has announced its intention to elect out of the withholding system in favor of an automatic exchange of information within the scope of the Savings Directive with effect from January 1, 2015. A number of non-EU countries and territories, including Switzerland, have adopted similar measures to those within the Savings Directive (a withholding system in the case of Switzerland).

UNDERWRITING

        Under the terms and subject to the conditions contained in a pricing agreement dated March 10, 2014 (which incorporates the terms of the underwriting agreement standard provisions dated August 20, 2013), we have agreed to sell to the underwriters named below the following respective principal amounts of the notes:

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2024 Notes	Principal Amount of Floating Rate Notes
Barclays Capital Inc.	$220,000,000	$200,000,000	$80,000,000
Citigroup Global Markets Inc.	220,000,000	200,000,000	80,000,000
Morgan Stanley & Co. LLC	220,000,000	200,000,000	80,000,000
RBS Securities Inc.	220,000,000	200,000,000	80,000,000
Santander Investment Securities Inc.	220,000,000	200,000,000	80,000,000

Total	$1,100,000,000	$1,000,000,000	$400,000,000

        The pricing agreement and underwriting agreement provide that the underwriters are obligated to purchase all of the notes if any are purchased. The pricing agreement and underwriting agreement also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

        The underwriters propose to offer the notes initially at the prices to public listed on the cover page of this prospectus supplement and to selling group members at the applicable prices to public less a selling concession of 0.100% of the principal amount per 2017 note, 0.250% of the principal amount per 2024 note and 0.100% of the principal amount per floating rate note. The underwriters and selling group members may allow discounts of 0.050% of the principal amount per 2017 note, 0.125% of the principal amount per 2024 note and 0.500% of the principal amount per floating rate note on sales to other broker-dealers. After the initial public offering, the underwriters may change the prices to public, concessions and discounts to broker-dealers.

        We estimate that our expenses (which consist of, among other fees, SEC registration fees, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately $905,787.

        The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be. We intend to list the notes on the New York Stock Exchange or another recognized stock exchange; however, there can be no assurance that the notes will be so listed by the time the notes are delivered to purchasers or that the listing will be granted.

        We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

        In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with us and our affiliates.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        There is no assurance that the underwriters will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Santander Investment Securities Inc. is an affiliate of Santander UK and ANTS, and, as such, is deemed to have a "conflict of interest" under FINRA Rule 5121. Accordingly, the offering of the notes is being conducted in compliance with the requirements of FINRA Rule 5121 addressing conflicts of interest when distributing the securities of an affiliate. Client accounts over which Santander Investment Securities Inc. or any affiliate has investment discretion are not permitted to purchase the notes without specific written approval of the accountholder.

        Following the initial distribution of any of these notes, affiliates of ours may offer and sell these notes in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Such affiliates may also use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

Selling Restrictions

        Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted.

Public Offer Selling Restriction under the Prospectus Directive

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of the notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by us for any such offer; or

  (c)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of the notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the "2010 PD Amending Directive" shall mean Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed, and each further underwriter will be required to represent and agree, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of FSMA would not apply to us or Santander UK plc if both we and Santander UK plc were not authorized persons; and

  (b)
  it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Korea

        The notes have not been and will not be registered under the Financial Investment Services and Capital Markets Act. Each underwriter has represented and agreed, that it has not offered, sold or delivered, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law) for a period of one (1) year from the date of issuance of the notes, except (i) to or for the account or benefit of a Korean resident which falls within certain categories of "professional investors" as specified in the Financial Investment Services and Capital Markets Act, its Enforcement Decree and the Regulation on Securities Issuance and Disclosure, in the case that the notes are issued as bonds other than convertible bonds, bonds with warrants or exchangeable bonds, and where other relevant requirements are further satisfied, or (ii) as otherwise permitted under applicable Korean laws and regulations.

Hong Kong

        Each underwriter has represented and agreed that:

  (i)
  it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

  (ii)
  it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the "FIEA"). Accordingly, each underwriter has represented and agreed that it has not offered or sold and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Act (Law No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"). Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

  (1)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (2)
  where no consideration is or will be given for the transfer;

  (3)
  where the transfer is by operation of law; or

  (4)
  as specified in Section 276(7) of the SFA.

People's Republic of China

        This prospectus may not be circulated or distributed in the People's Republic of China (the "PRC") and the notes may not be offered or sold directly or indirectly to any resident of the PRC, or offered or sold to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

VALIDITY OF NOTES

        Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, will pass upon the validity of the notes and guarantee as to matters of U.S. law. Slaughter and May, our English solicitors, will pass upon the validity of the notes and guarantee as to matters of English law. Certain matters of U.S. law and English law will be passed upon by Allen & Overy LLP for the underwriters. Cleary Gottlieb Steen & Hamilton LLP and Slaughter and May regularly provide legal services to us and our subsidiaries and affiliates.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from Santander UK's and ANTS's Annual Reports on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 BASE PROSPECTUS

Abbey National Treasury Services plc
DEBT SECURITIES
fully, unconditionally and irrevocably guaranteed by
 Santander UK plc

        From time to time, Abbey National Treasury Services plc ("ANTS" or the "Issuer") may offer debt securities in one or more series fully, unconditionally and irrevocably guaranteed on a senior basis by Santander UK plc ("Santander UK").

        We will provide the specific terms of the securities that we are offering in supplements to this prospectus. These terms may include the specific designation, aggregate principal amount, ranking, authorized denominations, interest rates or their methods of calculation, interest payment dates and redemption provisions, among others. The prospectus supplement will also contain the names of the underwriters, dealers or agents involved in the sale of the debt securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you make a decision to invest. This base prospectus may not be used to sell any debt securities unless it is accompanied by a prospectus supplement.

        You should carefully consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

August 9, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing the "shelf registration process." Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

        There are certain restrictions on the distribution of this prospectus as set out in "Plan of Distribution."

        In connection with any issue of securities through this prospectus, a stabilizing manager or any person acting for it may over-allot or effect transactions with a view to supporting the market price of such securities at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on the stabilizing manager or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Obtain More Information."

        Unless the context requires otherwise, references to "Santander UK", "we", "our" or "us" in this prospectus refer to Santander UK and its consolidated subsidiaries, including ANTS. In this prospectus, we use a number of short-hand terms in order to simplify the discussion of our operations. In particular:

  •
  "euros" and "€" refer to the currency of the participating member states in the European Union;

  •
  "pounds", "sterling", "£", "pence" and "p" refer to the currency of the United Kingdom; and

  •
  "U.S. dollars", "dollars", "U.S.$", "$" and "¢" refer to the currency of the United States.

 LIMITATIONS ON ENFORCEMENT OF U.S. LAWS
AS AGAINST SANTANDER UK, ANTS, THEIR
RESPECTIVE MANAGEMENTS AND OTHERS

        Each of Santander UK and ANTS is a public limited company incorporated in England and Wales. All of our directors are residents of the United Kingdom or countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on Santander UK, ANTS, or their respective directors, officers and managers, and to force them to appear in a U.S. court. Santander UK's and ANTS's legal counsel in England, Slaughter and May, has advised them that there is doubt as to the enforceability in those countries, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based on U.S. securities laws.

        We have consented to service of process in the Borough of Manhattan, the City of New York, for claims based on the documents underlying the particular debt securities that each of us will issue or guarantee, which include the related indenture, deposit and custody agreements, the terms of the debt securities and guarantees themselves and the related global debt securities.

WHERE YOU CAN OBTAIN MORE INFORMATION

        Santander UK and ANTS file annual reports, special reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information Santander UK and ANTS file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Certain later information that Santander UK and ANTS file with the Commission will automatically update and supersede this information and any information so updated and superseded shall not be deemed, except as so updated or superseded, to constitute part of the registration statement or this prospectus. We incorporate by reference the following documents:

  •
  Santander UK's annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013 (SEC File No. 001-14928),

  •
  ANTS's annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 22, 2013 (SEC File No. 001-35222),

  •
  Santander UK's report on Form 6-K furnished on August 9, 2013 (SEC File No. 001-14928) (Film No. 131025142),

  •
  any future filings by Santander UK or ANTS on Form 20-F made with the Commission under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and

  •
  any future reports on Form 6-K that Santander UK or ANTS furnishes to the Commission after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in this prospectus but only to the extent identified in such reports.

        You may read and copy any materials Santander UK or ANTS files at the Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room. The filings of Santander UK and ANTS with the Commission are also available at http://sec.gov. In addition, you may request a copy of these documents at no cost to you, by writing to or telephoning us at the following address: Secretariat, Santander UK plc, 2 Triton Square, Regent's Place, London NW1 3AN, England, telephone: +44 870 607 6000. Website: www.santander.co.uk

 FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE

        We may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the Commission, including this prospectus or any accompanying prospectus supplement, documents incorporated herein by reference, other periodic reports to the SEC on forms 20-F and 6-K, offering circulars or other prospectuses, reports to shareholders, press releases and in other written materials and in oral statements made by its officers, directors or employees to third parties. Examples of such forward-looking statements include, but are not limited to:

  •
  projections or expectations of revenues, costs, profit (or loss), earnings (or loss) per share, dividends, capital structure or other financial items or ratios;

  •
  statements of plans, objectives or goals or those of our management, including those related to products or services;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as 'believes', 'anticipates', 'expects', 'intends', 'aims', 'plans', 'targets' and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        By their very nature, forward-looking statements are not statements of historical or current facts; they cannot be objectively verified, are speculative and involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. Some of these factors, which could affect our business, financial condition and/or results of operations, are considered in detail in the sections entitled "Risk Management Report" and "Risk Factors" contained in the annual reports on form 20-F for each of Santander UK and ANTS. They include:

  •
  the effects of UK economic conditions;

  •
  the effects of conditions in global financial markets (e.g., increased market volatility and disruption, reduced credit availability and increased commercial and consumer loan delinquencies);

  •
  the extent to which regulatory capital and liquidity requirements and any changes to these requirements may limit our operations;

  •
  our ability to access liquidity and funding on financial terms acceptable to us;

  •
  our exposure to UK Government debt and to the risks faced by other financial institutions;

  •
  the effects of the ongoing economic and sovereign debt tensions in the eurozone;

  •
  the effects of any changes to the credit rating assigned to us, any of our members or any of their respective debt securities;

  •
  the effects of fluctuations in interest rates, foreign exchange rates, basis spreads, bond and equity prices and other market factors;

  •
  the extent to which we may be required to record negative fair value adjustments for our financial assets due to changes in market conditions;

  •
  the credit quality of borrowers, our ability to assess this and control the level of non-performing loans, loan prepayment and the enforceability of collateral, including real-estate securing such loans;

  •
  the extent to which we may be exposed to certain operational losses (e.g., failed internal or external processes, people and systems);

  •
  the risks associated with our derivative transactions;

  •
  the effects of competition, or intensification of such competition, in the financial services markets in which we conduct business and the impact of our customer perception of our customer service levels on existing or potential new business;

  •
  our exposure to certain sectors or customers, such as small and medium enterprises with an annual turnover of more than £250,000 and up to £50 million ("SMEs") and individuals;

  •
  our ability to manage any future growth effectively (e.g., efficiently managing the operations and employees of expanding businesses and maintaining or growing our existing customer base);

  •
  our ability to realize the anticipated benefits of our business combinations and our exposure, if any, to any unknown liabilities or goodwill impairments relating to the acquired businesses;

  •
  the effects of the financial services laws, regulations, governmental oversight, administrative actions and policies and any changes thereto in each location in which we operate;

  •
  the effects of the proposed reform and reorganization of the structure of the UK financial regulatory authorities and of the UK regulatory framework that applies to our members;

  •
  the effects of any new reforms to the UK mortgage lending market and the personal loans market;

  •
  the power of the UK Prudential Regulation Authority or Financial Conduct Authority (or any overseas regulator) to intervene in response to attempts by customers to seek redress from financial service institutions, including us, in case of industry-wide issues;

  •
  the extent to which our members may be responsible for contributing to compensation schemes in the UK in respect of banks and other authorized financial services firms that are unable to meet their obligations to customers;

  •
  the effects which the UK Banking Act 2009 may have, should the HM Treasury, the Bank of England and/or the UK Prudential Regulation Authority exercise their powers under this Act in the future against us;

  •
  the risk of third parties using us as a conduit for illegal activities without our knowledge;

  •
  the effects of taxation requirements and other assessments and any changes thereto in each location in which we operate;

  •
  the effects of any changes in our pension liabilities and obligations;

  •
  our ability to recruit, retain and develop appropriate senior management and skilled personnel;

  •
  the effects of any changes to our reputation or the reputations of any of our members or affiliates operating under our brands;

  •
  the basis of preparation of our financial statements and information available about us;

  •
  our dependency on information technology systems and other group companies and third parties for essential services; and

  •
  our success at managing the risks to which we are exposed, including the foregoing.

        Undue reliance should not be placed on forward-looking statements when making decisions with respect to us and/or our securities. Investors and others should take into account the inherent risks and uncertainties of forward-looking statements and should carefully consider the foregoing non-exhaustive list of important factors. Forward-looking statements speak only as of the date on which they are made and are based on the knowledge, information available and views taken on the date on which they are made; such knowledge, information and views may change at any time. We do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

DESCRIPTION OF THE ISSUER AND GUARANTOR

Santander UK and the Santander UK Group

  Background

        Abbey National Building Society was formed in 1944 and its business was transferred to a public limited liability company, now called Santander UK plc, incorporated and registered in England and Wales under the Companies Act 1985. It was incorporated on 12 September 1988 with registered number 2294747. Santander UK is regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is an authorized person with permission to accept deposits under the Financial Services and Markets Act 2000 ("FSMA").

        On November 12, 2004, Banco Santander, S.A. ("Banco Santander") completed the acquisition of the entire issued ordinary share capital of Santander UK, implemented by means of a scheme of arrangement under Section 425 of the Companies Act 1985 making Santander UK a subsidiary of Banco Santander. Banco Santander is one of the largest banks in the world by market capitalization. Founded in 1857, at the close of 2012, Banco Santander had €1,388 trillion in managed funds, 102 million customers, 14,392 branches and 187,000 employees.

  Business and Support Divisions

        Santander UK and its subsidiaries ("Santander UK Group"), headed by Ana Botín, Chief Executive Officer of Santander UK, operate four business divisions as follows:

  Retail Banking

        Retail Banking offers a wide range of products and financial services to customers through a network of branches, agencies and ATMs, as well as through, telephony, e-commerce and intermediary channels. It principally serves personal banking customers, but also services small businesses with a turnover of less than £250,000 per annum. Retail Banking products include residential mortgage loans, savings and current accounts, credit cards and personal loans as well as a range of insurance policies.

  Corporate Banking

        Corporate Banking provides a wide range of products and financial services to customers through a network of 35 regionally-based Corporate Business Centres and through telephony and e-commerce channels. It principally serves SMEs and other corporate customers with an annual turnover of more than £250,000. Corporate Banking products and services include loans, bank accounts, deposits, treasury services, invoice discounting, cash transmission and asset finance.

        The Large Corporates business offers specialist treasury services in fixed income and foreign exchange, lending, transactional banking services, capital markets and money markets to large multinational corporate customers with an annual turnover of more than £500 million. Lending includes syndicated loans and structured finance. Transactional banking includes trade finance and cash management. Money market activities include securities lending/borrowing and repos.

  Markets

        Markets offers risk management and other services to financial institutions, as well as other Santander UK divisions. Its main product areas are fixed income and foreign exchange, equity, capital markets and institutional sales.

  Corporate Centre

        Corporate Centre (formerly known as Group Infrastructure), includes Financial Management & Investor Relations ("FMIR", formerly known as Asset and Liability Management) and the non-core corporate and legacy portfolios. FMIR is responsible for managing capital and funding, balance sheet composition, structural market risk and strategic liquidity risk for the rest of the Santander UK Group. The non-core corporate and legacy portfolios include aviation, shipping, infrastructure, commercial mortgages, social housing loans and structured credit assets, all of which are being run-down and/or managed for value.

        The business segments detailed above are supported by various divisions including:

  Retail Products and Marketing – responsible for developing Santander UK's products, marketing and brand communications to serve customers better.

  Manufacturing – responsible for all information technology and operations activity, including service centres.

  Risk – responsible for ensuring that Santander UK is provided with an appropriate risk policy and control framework, and to report any material risk issues to the Board Risk Committee and the Board of Directors.

  Internal Audit – responsible for supervising the compliance, effectiveness and efficiency of Santander UK's internal control systems to manage its risks.

  Human Resources – responsible for delivering the human resources strategy and personnel support.

        In addition there are a number of corporate units, including Financial Control, Legal & Secretariat, Strategy, Internal Control and Compliance, Regulatory Affairs and Pensions, Customer Experience, Communications and Santander Universities within Santander UK.

  Recent Developments

        Michael Amato (age 56) was appointed Non-Executive Director of Santander UK on August 1, 2013. He is currently President and Chief Executive of Cimarron Inc. (since 2012). Previously, he was Global Chief Distribution and Product Management Director of Barclays Bank plc (2006-2012). Michael was also previously at Washington Mutual Bank (1982-2006) in a number of senior positions.

Abbey National Treasury Services plc

        The Issuer is a public limited liability company incorporated and registered in England and Wales under the Companies Act 1985. The Issuer was incorporated on January 24, 1989 with registered number 2338548. The Issuer is regulated by the Financial Conduct Authority and the Prudential Regulation Authority and is an authorized person with permission to accept deposits under FSMA.

        The Issuer is a wholly owned subsidiary of Santander UK. The Issuer and its subsidiaries are part of Banco Santander, which is the ultimate parent company. The shares of the Issuer are not traded on the London Stock Exchange.

  Business Overview

        The Issuer provides treasury, corporate and wholesale banking services. The Issuer provides these services to UK clients and also to the wider Santander UK Group, of which the Issuer is a significant part. The Issuer is also the treasury support function for the Santander UK Group. In this regard, the Issuer's role is to provide access to financial markets and central bank facilities in order to meet the

Santander UK Group's liquidity, funding, capital and balance sheet management requirements. As such, the Issuer is one of the main debt issuance vehicles in the Santander UK group.

        The Issuer's business divisions consist of:

  Corporate Banking

        Corporate Banking provides a wide range of products and financial services to UK companies. Corporate Banking products and services include loans, bank accounts, deposits and treasury services.

        The Large Corporates business offers specialist treasury services in fixed income and foreign exchange, lending, transactional banking services, capital markets and money markets to large multinational corporate customers. Lending includes syndicated loans and structured finance. Transactional banking includes trade finance and cash management. Money market activities include securities lending/borrowing and repos.

  Markets

        Markets offers risk management and other services to financial institutions, as well as other Santander UK divisions. Its main product areas are fixed income and foreign exchange, equity, capital markets and institutional sales.

  Corporate Centre

        Corporate Centre includes FMIR and the non-core portfolios of social housing loans and structured credit assets. FMIR is responsible for managing capital and funding, balance sheet composition, structural market risk and strategic liquidity risk for the Santander UK Group. The non-core portfolios are being run-down and/or managed for value.

  Recent Developments

        John Hennessy was appointed as a Director of the Issuer with effect from July 23, 2013. Luis de Sousa resigned as a director and CEO of the Company with effect from June 30, 2013. Jacques Ripoll is serving as the Issuer's CEO designate, subject to regulatory approval.

        John Hennessy (age 50) is an experienced Senior Risk professional, with over 20 years of international and front office experience gained at a senior level. He has a broad range of risk disciplines including financial, liquidity, market and credit risk. John Hennessy is currently the Deputy Chief Risk Officer & Oversight Director of Santander UK. Formerly, he was with Banco Santander, S.A. in their Madrid head office and in the New York Branch where he held a number of senior positions.

        Jacques Ripoll (age 47) joined the Santander UK Group in June 2013 to head its Global Banking & Markets Business. Prior to joining the group he had over 20 years of experience in a range of senior roles within Société Générale, including Head of Asset Management, Private Banking & Investor Services (2009-2013), Head of Group Corporate Strategy (2006-2009), Global Head of Sales & Trading—Non US Equities (2003-2006), and Global Head of Equity Finance (1998-2003).

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratios of earnings to fixed charges for the past five years prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board. For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of profit on continuing operations before tax plus fixed charges. Fixed charges consist of interest payable, including the amortization of discounts and premiums on debt securities in issue.

Santander UK

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges:
Excluding Interest on Retail Deposits	169	217	363	202	137
Including Interest on Retail Deposits	126	133	166	143	118

ANTS

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(expressed as a percentage)
Ratio of Earnings to Fixed Charges:
Excluding Interest on Retail Deposits	109	108	123	113	105
Including Interest on Retail Deposits	109	108	123	113	105

 USE OF PROCEEDS

        Unless otherwise disclosed in the accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes.

 EXCHANGE RATES

        The following tables set forth, for the periods indicated, certain information concerning the exchange rate for pounds sterling based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. dollars per £1.00. No representation is made that amounts in pounds sterling have been, could have been or could be converted into U.S. dollars at the noon buying rate or at any other rate. The noon buying rate for U.S. dollars on August 2, 2013 was U.S.$1.53.

Calendar period	High US$ Rate	Low US$ Rate	Average(1) US$ Rate	Period end US$ Rate
Years ended December 31:
2012	1.63	1.53	1.59	1.63
2011	1.67	1.54	1.60	1.55
2010	1.64	1.43	1.55	1.54
2009	1.70	1.37	1.57	1.62
2008	2.03	1.44	1.85	1.46
Month:
August 2013(2)	1.53	1.51	1.52	1.53
July 2013	1.54	1.48	1.52	1.52
June 2013	1.55	1.52	1.55	1.52
May 2013	1.56	1.50	1.53	1.52
April 2013	1.55	1.51	1.53	1.55
March 2013	1.52	1.49	1.51	1.52
February 2013	1.58	1.51	1.55	1.52

(1)
The average of the noon buying rates on the last business day of each month during the relevant period.

(2)
With respect to August 2013 for the period from August 1 to August 2.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to those debt securities. As used in this description, the holder of a debt security is, with respect to a debt security in registered form, the registered owner of that debt security.

        When we refer to "debt securities" and "guarantee" in this prospectus, we mean the senior debt securities and senior guarantees, respectively. In this description, the references to "ANTS," the "Issuer," "we," "us" or "our" refer only to Abbey National Treasury Services plc (and not to any of its affiliates, including Santander UK) and references to "Santander UK" refer only to Santander UK plc (and not to any of its affiliates, including its subsidiaries and ANTS). The debt securities and the guarantees will be issued under a senior indenture (the "indenture") dated as of April 27, 2011, among ANTS, Santander UK and The Bank of New York Mellon, as trustee (the "trustee"). The indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the indenture include those provisions made part of the indenture by reference to the Trust Indenture Act of 1939 ("TIA").

        The following summaries of the material provisions of the debt securities, the guarantees and the indenture do not purport to be complete and are qualified in their entirety by reference to all the provisions of the indenture, including the definitions of certain terms which are provided in the indenture. Wherever particular defined terms of the indenture are referred to and those terms are not defined in this prospectus, such defined terms shall have the meanings assigned in the indenture and are incorporated by reference into this prospectus.

General

        The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States, the United Kingdom or any other country.

        The indenture does not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series. The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

  •
  their specific designation, authorized denomination and aggregate principal amount;

  •
  the price or prices at which they will be issued;

  •
  whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

  •
  the annual interest rate or rates, or how to calculate the interest rate or rates;

  •
  the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

  •
  the times and places at which any interest payments are payable;

  •
  the terms of any mandatory or optional redemption, including the amount of any premium;

  •
  any modifications or additions to the events of defaults with respect to the debt securities offered;

  •
  the currency or currencies in which they are denominated and in which we will make any payments;

  •
  any index used to determine the amount of any payments on the debt securities;

  •
  any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

  •
  whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments; and

  •
  any listing on a securities exchange.

        In addition, the prospectus supplement will describe certain U.S. federal and UK tax considerations that may apply to any particular series of debt securities.

        Debt securities may bear interest at a fixed rate or a floating rate. Holders of debt securities shall have no voting rights except those described under the heading "—Modification and Waiver" below.

        We may, without the consent of the holders of the debt securities of any series, issue additional debt securities guaranteed by Santander UK, having the same ranking and same interest rate, maturity and other terms as the debt securities previously issued. Any additional debt securities having such similar terms, together with the debt securities previously issued, will constitute a single series of debt securities under the indenture.

Guarantee

        Santander UK will fully, unconditionally and irrevocably guarantee payment in full of principal, premium and interest on the debt securities that may become payable to the holders of debt securities issued by us. The guarantee is set forth in, and forms part of, the indenture under which debt securities will be issued by us. If, for any reason, we do not make any required payment in respect of our debt securities when due, Santander UK will cause the payment to be made to or to the order of the applicable trustee. The guarantee will be on a senior basis when the guaranteed debt securities are issued under the indenture. Holders of debt securities issued by us may sue Santander UK to enforce their rights under the guarantee without first suing any other person or entity. Santander UK or one of its wholly owned subsidiaries may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from its liabilities under the indenture and the debt securities.

Form of Debt Securities; Book-Entry System

  General

        Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear Bank"), as operator of the Euroclear System ("Euroclear") and/or Clearstream Banking, société anonyme ("Clearstream Luxembourg"), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

        The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg. Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only. In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

        The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form. Those laws may impair the ability of investors to own interests in book-entry securities.

        So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indenture. Except as described below under the heading "—Issuance of Definitive Securities," no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indenture. Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indenture or the debt securities.

  Payments on the Global Debt Security

        Payments of any amounts in respect of any global securities will be made by the trustee to the depositary. Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable. Neither we nor Santander UK, nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we or Santander UK make to the depositary.

  The Clearing Systems

        DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

        DTC.    DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Euroclear.    Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

        Clearstream Luxembourg.    Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

  Issuance of Definitive Securities

        So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

  •
  the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities;

  •
  we are wound up and we fail to make a payment on the debt securities when due; or

  •
  at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

        Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security. The indenture permits us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

        Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only. To the extent permitted by law, we, Santander UK, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

        Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities. Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder's account in New York. Definitive securities should be presented to the paying agent for redemption.

        If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

        If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer, duly completed and executed, at the specified office of a paying agent. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate. The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent. The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

  Settlement

        Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds. Book-entry debt securities held through DTC will settle in DTC's Same-Day Funds Settlement System.

Payments

        We will make any payments of interest and principal on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Status

  Status of the Debt Securities and the Guarantees

        The debt securities will constitute our direct, unconditional, unsubordinated and unsecured obligations. The guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of Santander UK. In each case these obligations shall be without any preference among themselves and will rank at least equally with deposits and all other unsecured and unsubordinated obligations of us or Santander UK, as the case may be. This will be subject, in the event of insolvency, to laws of general applicability relating to or affecting creditors' rights. In addition, other unsecured and unsubordinated indebtedness may contain covenants, events of default and other provisions which are different from or which are not contained in the debt securities and the guarantees.

  General

        Holding Company Structure.    Because Santander UK is a holding company as well as an operating company, its rights and the rights of its creditors (including the holders of debt securities benefitting from the guarantees of Santander UK) to participate in the assets of any of its subsidiaries (other than in the case of debt securities issued by ANTS) upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, including, in the case of debt securities issued by ANTS, its depositors, except to the extent that Santander UK may itself be a creditor with recognized claims against such subsidiary. Under the terms of a guarantee dated May 10, 2012, ANTS agreed to guarantee the unsubordinated liabilities of Santander UK incurred prior to June 30, 2015. The effect of this guarantee is that creditors of ANTS would rank pari passu with Santander UK's direct creditors in the event of the insolvency of Santander UK.

        Currency.    To the extent that holders of the debt securities are entitled to any recovery with respect to the debt securities in any bankruptcy, winding up or liquidation, it is unclear whether such holders would be entitled in such proceedings to a recovery in dollars and may be entitled only to a recovery in pounds sterling, and, as a general matter, the right to claim for any amounts payable on debt securities may be limited by applicable insolvency law.

Additional Amounts

        Unless the relevant prospectus supplement provides otherwise, amounts to be paid on any series of debt securities or under the guarantee will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which we are or Santander UK is, as the case may be, organized or any political subdivision or authority thereof or therein having the power to tax (the "taxing jurisdiction"), unless such deduction or withholding is required by law. If at any time a taxing jurisdiction requires us to make such deduction or withholding, we, or Santander UK, as the case may be, will pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities ("Additional Amounts") that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:

  •
  the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a taxing jurisdiction or otherwise having some connection with the taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series or under the guarantee;

  •
  except in the case of a winding up in the UK, the relevant debt security is presented (where presentation is required) for payment in the UK;

  •
  the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

  •
  the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder (x) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which, in the case of (x) or (y) is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge;

  •
  the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives;

  •
  the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting (where presentation is required) the relevant debt security to another paying agent in a member state of the European Union; or

  •
  any combination of the above items;

        nor shall Additional Amounts be paid with respect to the principal of, or any interest on, the debt securities or under the guarantee to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

        Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of (and premium, if any) or interest or other payment on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

        Unless the relevant prospectus supplement provides otherwise, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days' notice to each holder of debt securities, on any interest payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount if we determine that as a result of a change in or amendment to the laws or regulations of any taxing jurisdiction, including any treaty to which such taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

  •
  in making any payments, on the particular series of debt securities or under the guarantee, we or Santander UK have paid or will or would on the next interest payment date be required to pay Additional Amounts;

  •
  payments, on the next interest payment date in respect of any of the series of debt securities, has been or would be treated as a "distribution," in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

  •
  on the next interest payment date we or Santander UK was not or would not be entitled to claim a deduction in respect of the payments in computing our UK taxation liabilities, or the value of the deduction to us would be materially reduced.

        In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent counsel of recognized standing in the relevant taxing jurisdiction, selected by us, in a form reasonably satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

        The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so. Any notice of redemption of debt securities of any series will state, among other items:

  •
  the redemption date;

  •
  the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

  •
  the redemption price;

  •
  that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

  •
  the place or places at which each holder may obtain payment of the redemption price; and

  •
  the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to such debt securities

        In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

        We, Santander UK or any of Santander UK's subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows. Any debt securities of any such series purchased by us, Santander UK or any of Santander UK's subsidiaries may be held, resold or surrendered by the purchaser thereof through us to the trustee or any paying agent for cancellation.

Modification and Waiver

        We, Santander UK, and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities. Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would:

  •
  change the stated maturity of the principal amount of any debt security;

  •
  reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;

  •
  change any obligation to pay Additional Amounts;

  •
  change the currency of payment;

  •
  impair the right to institute suit for the enforcement of any payment due and payable;

  •
  reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, (as such term is defined below); or

  •
  modify the above requirements or requirements regarding waiver of past defaults.

Events of Default; Limitation of Remedies

  Event of Default

        Unless the relevant prospectus supplement provides otherwise, an "Event of Default" with respect to any series of debt securities shall result if:

  •
  we or Santander UK do not pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the debt securities of that series to us or Santander UK requiring the payment to be made. It shall not, however, be an Event of Default if during the 14 days after the notice, we or Santander UK satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we or Santander UK act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

  •
  we or Santander UK breach any covenant or warranty of the indenture (other than as stated above with respect to payments when due) and that breach has not been remedied or waived within 60 days of receipt of a written notice from holders of at least 25% in outstanding principal amount of the debt securities of that series requiring the breach to be remedied; or

  •
  either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders' resolution is validly adopted, for our winding-up or Santander UK's winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

        If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debt securities of that series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us or Santander UK to enforce payment. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the indenture, and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

        By accepting a debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the debt securities or the applicable indenture that they might otherwise have against us or Santander UK, whether before or during our winding up.

  General

        The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default with respect to the series, except a default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity or security satisfactory to the trustee. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction. The trustee may take any other action that it deems proper which is not inconsistent with that direction.

        The indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default of which a responsible officer of the trustee has written notice with respect to the debt securities of any series known to it, give to each holder of the debt securities of the affected series notice of the Event of Default unless the Event of Default has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

        We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

        We or Santander UK may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of the European Union or the laws of the United States, Canada, Australia or New Zealand that assumes, by a supplemental indenture, our obligations or, if applicable, Santander UK's obligations, on the debt securities, on the guarantees and under the indenture, and we procure the delivery of a customary officer's certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

        Subject to applicable law and regulation, Santander UK or any wholly-owned subsidiaries of Santander UK may assume our obligations under the debt securities of any series without the consent of any holder, provided that, if such subsidiary assumes such obligations, Santander UK confirms that its guarantees as guarantor will apply to such subsidiary's obligations under the debt securities of that series. Upon such assumption, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming entity is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by the taxing jurisdiction of the Issuer, rather than taxes imposed by the taxing jurisdiction in which the assuming entity is incorporated. However, if Santander UK makes payment under the guarantee, it shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading "—Additional Amounts" above, imposed by any taxing jurisdiction by reason of the guarantee payment. The entity that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in "—Redemption" above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary's jurisdiction of incorporation which occurs after the date of the assumption.

        An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences described below under the heading "Certain Tax Considerations—Certain U.S. Federal Income Tax Considerations—Change in Obligor of the Debt Instruments." You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

        The debt securities, the guarantees and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Notices

        All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

        The Bank of New York Mellon, One Canada Square, London E14 5AL, is the trustee under the indenture. The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby. We, Santander UK and certain of Santander UK's subsidiaries may maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business. The Bank of New York Mellon is also the book-entry depositary, issuing agent or paying agent with respect to certain of our, Santander UK's or certain of its subsidiaries' debt securities.

Consent to Service of Process

        Under the indenture, we and Santander UK irrevocably designate CT Corporation System at 111 Eighth Avenue, in the Borough of Manhattan, The City of New York, New York, as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any debt securities brought in any federal or state court in The City of New York, New York and we and Santander UK irrevocably submit to the jurisdiction of those courts.

CERTAIN TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

Introduction

        The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a debt security. This summary deals only with holders that purchase debt securities at their issue as part of an initial offering and hold debt securities as capital assets for U.S. federal income tax purposes. It does not address tax considerations applicable to investors that may be subject to special tax rules, including banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, common trust funds, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, controlled foreign corporations, dealers in securities or currencies, traders in securities that elect mark to market, persons that will hold debt securities as part of an integrated investment, including a straddle, a synthetic security or hedge or a conversion transaction, comprised of a debt security and one or more other positions, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

        The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        Persons considering the purchase of debt securities should consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of debt securities, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws. U.S. federal income tax considerations relevant to classes of debt securities subject to special tax rules, such as dual currency debt securities or debt securities providing for contingent payments, will be provided in the applicable prospectus supplement. Purchasers of such debt securities should carefully examine the applicable prospectus supplement and should consult with their tax advisors with respect to those debt securities.

        Pursuant to U.S. Treasury Department Circular 230, holders of debt securities or prospective purchasers are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by debt security holders for the purpose of avoiding penalties that may be imposed under the Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) debt security holders should seek advice based on their particular circumstances from an independent tax advisor.

        As used in this prospectus, the term U.S. Holder means:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the United States or any political subdivision thereof; or

  •
  any person otherwise subject to U.S. federal income taxation on a net income basis in respect of the debt security.

As used in this summary, the term "non-U.S. Holder" means a holder that is not a U.S. Holder.

U.S. Holders

  Payments of Interest

        Payments of qualified stated interest (as defined below under "Original Issue Discount") and Additional Amounts on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Holder's method of tax accounting.

        If such payments of interest are made relating to a debt security that is denominated in a foreign currency, the amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received). A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

  •
  the average exchange rate in effect during the interest accrual period, or portion thereof within the holder's taxable year; or

  •
  at the holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if that date is within five business days of the last day of the accrual period.

        Such an election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the Internal Revenue Service ("IRS"). A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss, which will be treated as ordinary income or loss, on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

        Payments of interest on debt securities may be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

  Original Issue Discount

        In General.    Debt securities with a term greater than one year may be issued with OID for U.S. federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. U.S. Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, U.S. Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

        OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by more than a de minimis amount equal to 0.25% of the debt security's stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

        For each taxable year of a U.S. Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during that taxable year or any portion of the taxable year in which such a U.S. Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security, provided, however, that no accrual period may be longer than one year and each scheduled payment of principal or interest shall occur on the first day or the final day of a period.

        The amount of OID allocable to any accrual period generally will equal (1) the product of the OID debt security's adjusted issue price at the beginning of the accrual period multiplied by its yield to maturity (as adjusted to take into account the length of the accrual period), less (2) the amount, if any, of qualified stated interest allocable to that accrual period. In the case of an OID debt security that is a floating rate debt security, both the annual yield to maturity and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (1) increased by previously accrued OID from prior accrual periods, and (2) reduced by any payment made on the debt security, other than payments of qualified stated interest, on or before the first day of the accrual period.

        Foreign Currency Debt Securities.    In the case of an OID debt security that is also a foreign currency debt security, a U.S. Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

  •
  calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

  •
  translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of the accrual period within a U.S. Holder's taxable year, or, at the U.S. Holder's election (as described above under "Payments of Interest"), at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within the accrual period if the accrual period spans more than one taxable year, or (2) on the date of receipt, if that date is within five business days of the last day of the accrual period.

        All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a U.S. Holder will recognize ordinary income or loss measured by the difference between (1) the amount received and (2) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the rate of exchange applicable to such previous accrual.

        OID accrued with respect to an OID debt security or an OID debt security that is also a foreign currency debt security may be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

        Floating Rate Debt Securities.    Floating rate debt securities generally will be treated as "variable rate debt instruments" under the OID regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as qualified stated interest and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a "variable rate debt instrument," the debt security may be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. The applicable prospectus supplement will discuss the rules governing such debt securities.

        The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult with their tax advisors with respect to those debt securities.

  Short-Term Debt Securities

        The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance ("short-term debt securities"), with certain modifications.

        First, none of the interest on a short-term debt security is treated as qualified stated interest. Instead, interest on a short-term debt security is treated as part of the short-term debt security's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably or, at the election of a U.S. Holder, under a constant yield method.

        Second, a U.S. Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a U.S. Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a U.S. Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder's accrued OID on the debt security, and as short-term capital gain to the extent the gain exceeds accrued OID. A U.S. Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A U.S. Holder using the accrual method of tax accounting generally will be required to include OID on a short-term debt security in income on a current basis.

        Third, any U.S. Holder of a short-term debt security, whether using the cash or accrual method of tax accounting, can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security's stated redemption price at maturity over the holder's purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. Holder, under a constant-yield method based on daily compounding.

        As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult their tax advisors in relation to such features.

  Debt Securities Purchased at a Premium

        A U.S. Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the beginning of the first taxable year to which the election applies. Such election may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. Holder's tax basis when the debt security matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

        Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (1) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (2) the spot rate of exchange on the date on which the U.S. Holder acquired the debt security.

  Purchase, Sale and Retirement of Debt Securities

        A U.S. Holder's tax basis in a debt security generally will equal the cost of that debt security to such holder

  (1)
  increased by any amounts includible in income by the holder as original issue discount ("OID") (as described below) and

  (2)
  reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on the debt security.

        The cost of a foreign currency debt security to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. If a U.S. Holder receives a currency other than the U.S. dollar in respect of the disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the exchange rate in effect on the date of disposition.

        In the case of a foreign currency debt security that is traded on an established securities market, a U.S. Holder generally should determine the U.S. dollar value of (1) the cost of the debt security and (2) the amount realized in respect of the disposition of the debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange on the applicable date. For U.S. Holders using the cash method of tax accounting, the applicable date is the settlement date of the purchase or disposition. For U.S. Holders using the accrual method of tax accounting, the applicable date is the trade date, unless the holder elects to use the spot rate applicable to cash method U.S. Holders. Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. The amount of any subsequent adjustments to a U.S. Holder's tax basis in a foreign currency debt security in respect of OID and premium will be determined in the manner described under "Original Issue Discount" and "debt securities Purchased at a Premium" below.

        Upon the sale, exchange, retirement or other taxable disposition (collectively, a "disposition") of a debt security, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable in the manner described above under "Payments of Interest," and (2) the U.S. Holder's adjusted tax basis in the debt security. If a U.S. Holder receives a specified currency other than the U.S. dollar in respect of the disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

        Except as discussed below in connection with foreign currency gain or loss and short-term debt securities, gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a debt security will generally be long term capital gain or loss if the U.S. Holder's holding period for the debt security exceeded one year at the time of such disposition. If you are an individual holder, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. Your ability to offset capital losses against ordinary income is limited.

        Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the debt security.

  Change in Obligor of the Debt Instruments

        The tax treatment of a change in obligor on a debt security will depend upon whether the modification of the debt securities results in a "deemed" exchange for United States Federal income or withholding tax purposes. Under general principles of federal income tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss may be realized (a "Deemed Exchange") if the modified debt instrument differs materially either in kind or in extent from the original debt instrument (a "significant modification"). Under applicable regulations, special rules apply to determine whether there has been a Deemed Exchange in the case of a change in obligor. A change of obligor is treated as giving rise to a Deemed Exchange unless the change takes place pursuant to a specified type of transaction, such as a tax-free reorganization. The determination of whether a change in obligor gives rise to a Deemed Exchange will be made at the time of such change and will depend upon the circumstances of the substitution in obligor and whether there is a change in payment expectations. You should consult your own tax advisors regarding the tax consequences of a change in obligor.

  Information Reporting and Backup Withholding

        Information returns may be required to be filed with the IRS relating to payments made to particular U.S. Holders of debt securities. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

United Kingdom Taxation

        The comments below, which are of a general nature and are based on the Issuer's understanding of current UK law and H.M. Revenue & Customs practice, describe only the UK withholding tax treatment of payments of interest in respect of the debt securities. They are not exhaustive. They do not deal with any other UK taxation implications of acquiring, holding or disposing of debt securities. Prospective holders of debt securities who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the UK are strongly advised to consult their own professional advisers.

  1.
  Provided the Issuer continues to be a bank within the meaning of section 991 of the Income Tax Act 2007 and provided interest on the debt securities which it issues is paid in the ordinary course of its business, the Issuer is entitled to make payments of interest on such debt securities without withholding or deduction for or on account of income tax.

  2.
  So long as the debt securities are and continue to be admitted to trading on a "recognized stock exchange" within the meaning of section 1005 of the Income Tax Act 2007, payment of interest on the debt securities may be made without withholding or deduction for or on account of income tax (whether or not paragraph 1 applies).

  3.
  In other cases, absent any other relief or exemption (such as a direction by H.M. Revenue & Customs that interest may be paid without withholding or deduction for or on account of tax to a specified holder following an application by that holder under an applicable double tax treaty), an amount must generally be withheld on account of income tax at the savings rate (currently 20%) from payments of interest on the debt securities.

  4.
  If interest is paid under deduction of UK income tax (for example, if the debt securities cease to be listed on a recognized stock exchange), debt security holders who are not resident in the UK may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

  5.
  The interest paid on the debt securities will have a UK source and accordingly may be chargeable to UK tax by direct assessment. In this event, where the interest is paid without withholding or deduction, the interest will not be assessed to UK tax in the hands of holders of the debt securities (other than certain trustees) who are not resident for tax purposes in the UK, except where such persons carry on a trade, profession or vocation in the UK through a UK branch or agency or, in the case of corporate holders, carry on a trade through a permanent establishment in the UK, in each case being a trade, profession, vocation or permanent establishment in connection with which the interest is received or to which the debt securities are attributable; in such a case tax may be levied on the UK branch, agency or permanent establishment. There are exemptions for interest received by certain categories of agents (such as some brokers and investment managers).

  6.
  The above description of the UK withholding tax position assumes that there will be no substitution of the Issuer and does not consider the tax consequences of any such substitution.

  7.
  Where debt securities are issued on terms that a premium is or may be payable on redemption, as opposed to being issued at a discount, then it is possible that any such element of premium may constitute a payment of interest and be subject to withholding on account of income tax as outlined in the preceding paragraphs.

  8.
  Where debt securities are issued at an issue price of less than 100% of their principal amount, any payments in respect of the accrued discount element on any such debt securities will not be made subject to any withholding or deduction for or on account of income tax.

  9.
  Where interest has been paid under deduction of income tax, holders who are not resident in the UK may be able to recover all or part of the tax deducted under an appropriate provision of an applicable double taxation treaty.

Payments by a Guarantor

  10.
  If a Guarantor makes any payments under the Guarantee in respect of interest on the debt securities (or in respect of other amounts due under the debt securities other than the repayment of amounts subscribed for the debt securities), such payments may be subject to UK withholding tax at the basic rate (currently 20%), subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. Such payments by a Guarantor may not be eligible for the exemptions from UK withholding tax described above.

  11.
  As set out in more detail in Section 12.02 of the indenture, if a Guarantor is at any time required by law to deduct or withhold an amount in respect of any withholding taxes in respect of payments under the Guarantee, that Guarantor must, subject to certain exceptions, pay such additional amounts as shall result in receipt by the holders of such amounts as would have been received by them had no such deduction or withholding been required.

Power of H.M. Revenue & Customs to obtain information and disclose that information to other tax authorities

  12.
  In certain circumstances, H.M. Revenue & Customs has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the UK who either pays or credits interest to, or receives interest for the benefit of, another person. H.M. Revenue & Customs also has the power, in certain circumstances, to obtain information from any person in the UK who pays amounts on the redemption of debt securities which are issued at a discount to, or receives such amounts on behalf of, another person, although H.M. Revenue & Customs' published practice indicates that H.M. Revenue & Customs will not exercise its power to acquire this information in respect of amounts payable on redemption where such amounts are paid on or before April 5, 2014. Such information may include the name and address of the beneficial owner of the amount payable on redemption. Any information obtained in respect of payments of interest or amounts payable on redemption may, in certain circumstances, be exchanged by H.M. Revenue & Customs with the tax authorities of the jurisdiction in which the holder is resident for tax purposes.

EC Council Directive

  13.
  Under EC Council Directive 2003/48/EC on the taxing of savings income, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain types of entities established in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during such period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent on the conclusion of certain other agreements relating to information exchange with other countries). A number of non-EU countries and territories, including Switzerland, have adopted similar measures (a withholding system in the case of Switzerland).

  14.
  The European Commission has proposed certain amendments to the Savings Directive which may, if implemented, amend or broaden the scope of the requirements described above.

  15.
  The Savings Directive does not preclude Member States from levying other types of withholding tax.

PLAN OF DISTRIBUTION

General

        The Issuer may sell all or part of the debt securities from time to time on terms determined at the time such debt securities are offered for sale to or through underwriters or through selling agents. The Issuer may also sell such debt securities directly to other purchasers. The names of any such underwriters or selling agents in connection with the offer and sale of any series of debt securities will be set forth in the accompanying prospectus supplement relating thereto.

        The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Issuer uses underwriters in the sale of such debt securities, they will acquire those debt securities for their own account and such debt securities may be resold from time to time in one or more transactions. Such debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters' obligations to purchase such debt securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of such debt securities if any of such debt securities are purchased.

        In connection with the sale of debt securities, the underwriters may receive compensation from the Issuer or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from the Issuer and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such compensation received from the Issuer will be described in the accompanying prospectus supplement.

        Underwriters, dealers, selling agents and other persons may be entitled, under agreements which may be entered into with the Issuer and/or Santander UK, to indemnification by the Issuer and/or Santander UK against certain civil liabilities, including liabilities under the Securities Act.

        Each series of debt securities will be a new issue of securities with no established trading market. In the event that debt securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in such debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities of any series or as to the liquidity of the trading market for such debt securities.

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such securities to the public in that Relevant Member State:

  (a)
  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  at any time to fewer than 100, or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter nominated by the Issuer for any such offer;

  (c)
  at any time if the denomination per security being offered amounts to at least €100,000 (or equivalent); or

  (d)
  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of debt securities referred to in (a) to (d) above shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" shall mean Directive 2010/73/EU.

        Any underwriter, dealer or agent in connection with an offering of securities will be required to represent and agree that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA would not apply to the Issuer or Santander UK if both the Issuer and Santander UK were not authorized persons; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the UK.

LEGAL OPINIONS

        Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and Slaughter and May, English solicitors for Santander UK and ANTS, will pass upon certain legal matters relating to the debt securities and the guarantees to be offered hereby for Santander UK and ANTS.

EXPERTS

        The consolidated financial statements, incorporated in this prospectus by reference from Santander UK's and ANTS' Annual Reports on Form 20-F have been audited by Deloitte LLP, an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements of Santander UK and (2) express an unqualified opinion on the consolidated financial statements of ANTS and includes an explanatory paragraph regarding the restatement of the ANTS' 2011 accompanying consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.